UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1529524
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

123 Wright Brothers Drive Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Capital Markets

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [  ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [  ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ___________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A is filed by PolarityTE, Inc. (the “Company”), to supplement and amend the information set forth on the Form 8-A filed by the Company on November 7, 2019.

Item 1. Description of Registrant’s Securities to be Registered

On September 28, 2020, the Company and Equity Stock Transfer, LLC, as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of November 7, 2019, between the Company and the Rights Agent (the “Rights Agreement”) filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2019.

The Amendment accelerates the expiration of the Company’s preferred share purchase rights (the “Rights”) under the Rights Agreement to 5:00 P.M., New York City time, on September 28, 2020. Consequently, the Rights Agreement terminated at that time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.2 to this registration statement.

Item 2. Exhibits.

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of PolarityTE, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by PolarityTE, Inc. with the Securities and Exchange Commission on November 7, 2019).

4.1	Rights Agreement, dated as of November 7, 2019, between PolarityTE, Inc. and Equity Stock Transfer, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by PolarityTE, Inc. with the Securities and Exchange Commission on November 7, 2019).

4.2	First Amendment to Rights Agreement, dated September 28, 2020, between PolarityTE, Inc. and Equity Stock Transfer, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by PolarityTE, Inc. with the Securities and Exchange Commission on September 29, 2020).

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POLARITYTE, INC.

Dated: September 29, 2020	/s/ Jacob Patterson
Jacob Patterson
Interim Chief Financial Officer

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